Exhibit 10.4

AMENDED AND RESTATED
CENTURYTEL, INC.
BONUS LIFE INSURANCE PLAN
FOR
EXECUTIVE OFFICERS

AMENDED AND RESTATED
CENTURYTEL, INC.
BONUS LIFE INSURANCE PLAN
FOR
EXECUTIVE OFFICERS

I.	PURPOSE OF THE PLAN

This Plan is being amended and restated effective January 1, 2008 to comply with the documentary compliance requirements of the final Treasury Regulations under Internal Revenue Code Section 409A, to freeze Annual Salary at December 31, 2007, to provide for no participation by future Executive Officers and to make certain other changes.  The Plan has been operated in compliance with Code Section 409A and the proposed and final regulations and notices thereunder.

Effective January 1, 2006, this Plan was established for the purpose of providing personal life insurance for each Executive Officer of CenturyTel, Inc. in excess of the Employer-provided group term life insurance with respect to which premiums are not subject to income tax.  The Plan is designed as a bonus plan for benefits to be provided during each Executive Officer's employment and as an unfunded deferred compensation plan for a select group of management or highly compensated employees for benefits to be provided after each Executive Officer's retirement on or after such Officer’s Normal Retirement Date or Disability.  The benefits provided hereunder replaced the benefits previously provided under the split dollar life insurance agreements that were voluntarily relinquished by each Executive Officer and such Executive Officer’s Assignee, if any.  The benefits provided under the Plan do not accelerate the time or schedule of any payment or amount that would have been paid under the split dollar life insurance agreements.

Life Insurance Premium Bonuses will be paid by the Employer with respect to 2 new Insurance Policies purchased by the Executive Officer.  If the Executive Officer previously assigned such Executive Officer’s rights under such Executive Officer’s split dollar agreement to an Assignee, the Life Insurance Premium Bonuses will be paid by the Employer with respect to the 2 new Insurance Policies purchased by the Assignee, unless the Executive Officer designates such Executive Officer or another Assignee as the owner of either or both of the Policies hereunder.  The Assignee will have all of the rights and obligations with respect to the Insurance Policies that the Executive Officer would have had if the Executive Officer owned the Insurance Policy or Policies.  Likewise, if an Executive Officer subsequently assigns either or both of such Insurance Policies, the Executive Officer’s Assignee shall have all of the rights and obligations with respect to the Insurance Policy or Policies that the Executive Officer would have if such Officer owned the Insurance Policies.  However, premium payments by the Employer shall constitute additional compensation income to each Executive Officer.

If an Executive Officer was not covered by a split dollar insurance agreement, prior to January 1, 2008, such Executive Officer or such Officer’s Assignee or both could have become a participant in the Plan by agreeing to participate, provided the Insurer’s underwriting standards then in effect permitted it to issue the Insurance Policies providing death benefits with respect to such Executive Officer.

II.	DEFINITIONS

Annual Salary means the annualized base salary plus targeted bonus of an Executive Officer during such Executive Officer’s employment or deemed employment in the case of Disability, provided, however, that Annual Salary shall not increase after December 31, 2007.

Assignee means the person or entity to whom or to which the Executive Officer assigned such Executive Officer’s interest in such Executive Officer’s split dollar agreement and insurance policies before the effective date of this Plan, or to whom or to which an Executive Officer assigns either or both of such Executive Officer’s Insurance Policies after the effective date of this Plan, including making the Assignee the initial owner of the Policy or Policies.  A copy of this Plan and the Summary Plan Description shall be delivered to the Assignee.

Disability or Disabled means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an Executive Officer is (a) unable to engage in any substantial gainful activity or (b) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive Officer’s Employer.  An Executive Officer will be deemed disabled if determined to be disabled in accordance with the Employer’s disability program, provided that the definition of disability under such disability insurance program complies with the definition in the preceding sentence.  Also, an Executive Officer will be deemed disabled if determined to be totally disabled by the Social Security Administration.

Employer means CenturyTel, Inc. and its affiliates.

Employer Provided Benefits means the Life Insurance Premium Bonuses and the Tax Gross-Up Bonuses.

Employer Provided Policy means an Insurance Policy or Policies insuring the life of the Executive Officer which provide for a death benefit equal to 2 times the Executive Officer’s Annual Salary minus the Employer-provided group life insurance benefit, rounded up to the nearest $1,000.

Executive Officer means each officer of CenturyTel, Inc. designated as an Executive Officer by CenturyTel, Inc.’s By-Laws, provided that no person designated as an Executive Officer after December 31, 2007 shall be eligible to participate in the Plan.

Executive Officer Provided Policy means an Insurance Policy or Policies insuring the life of the Executive Officer which provide for a death benefit (i) equal to 2 times the Executive Officer’s Annual Salary or (ii) at the election of the Executive Officer, 1 times Annual Salary upon such Executive Officer’s retirement on or after such Officer’s Normal Retirement Date, in each case rounded to the nearest $1,000.

Insurance Policy or Policies means, with respect to each Executive Officer, the Employer Provided Policy and the Executive Officer Provided Policy selected by the Plan Administrator for use in connection with the Plan either or both of which can be owned by either the Executive Officer or such Executive Officer’s Assignee.

Insurer means, with respect to any Insurance Policy, the insurance company issuing the Insurance Policy.

Life Insurance Premium Bonuses means monthly, quarterly or annual premiums payable to the Insurer for the benefit of an Executive Officer (a) until the death or earlier termination of employment of an Executive Officer except in the case of Disability as provided for below, with respect to both Insurance Policies and (b) in addition, until the death of an Executive Officer on or after such Executive Officer’s Normal Retirement Date whether or not the Executive Officer then terminates employment with respect to the Employer Provided Policy only.

Prior to the commencement of premium payments for the benefit of an Executive Officer with respect to each Insurance Policy, the Plan Administrator shall in writing select and agree to the period of time over which it intends to pay premiums, the dates the premiums are payable and the amounts of such premiums, consistent with the terms of the Insurance Policies, such that the payments satisfy the reimbursement or in-kind benefit plans provisions of Treasury Regulation Section 1.409A-3(i)(1)(iv).  Such writing shall be a part of this Plan.  The amount of expenses, i.e. premiums, eligible for reimbursement during an Executive Officer’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of expenses must be made on or before the last day of the Executive Officer’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement is not subject to liquidation or exchange for another benefit.

If the Executive Officer becomes Disabled before the Executive Officer’s eligibility for Employer-provided long term disability benefits ceases, such Officer shall be deemed to have continued active employment at such Officer’s Annual Salary until such Officer ceases to be eligible for continued long term disability benefits, and such Officer will be deemed to have retired after such Officer’s Normal Retirement Date at the same Annual Salary upon the cessation of such Officer’s eligibility for continued long term disability benefits.  If the Executive Officer ceases to be Disabled and returns to work on a full time basis, such Executive Officer's annual salary shall be the same Annual Salary.  If the Executive Officer returns to work on a partially disabled basis, such Executive Officer’s Annual Salary shall be the lesser of (i) the same Annual Salary or (ii) such Executive Officer’s Annual Salary on the date the Executive Officer returns to work, if less.

Notwithstanding any other provisions of this Plan, the Employer shall not be obligated to pay premiums on Policies providing for death benefits in excess of the Insurer’s guaranteed limit, if any, or Policies which are subject to medical underwriting and which the Insurer has classified as lower than a “standard” or “preferred” risk under its normal underwriting criteria.  This provision also applies to any increases in death benefits to account for increases in an Executive Officer’s Annual Salary prior to January 1, 2008.

Normal Retirement Age means age 55, provided the Executive Officer has at least 10 years of continuous, full time service with Employer.

Normal Retirement Date means, the date on which an Executive Officer goes from active to retirement status if such Executive Officer has reached Normal Retirement Age, provided that such retirement also constitutes a separation from service under Code Section 409A(a)(2)(A)(i) and the Treasury Regulations thereunder (“Separation from Service”).

Plan means this Amended and Restated CenturyTel, Inc. Bonus Life Insurance Plan for Executive Officers.

Plan Administrator means the Compensation Committee of the Board of Directors of CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA  71203.

Specified Employee means a Participant who is a key employee of the Employer under Treasury Regulations 1.409A-1(i) because of action taken by the Board of Directors of the Company or the Plan Administrator or by operation of law or such regulation.

Tax Gross-Up Bonuses means, with respect to each Executive Officer, a bonus each appropriate payroll period to an Executive Officer to take into account the Executive Officer's federal and state income and employment tax on such Officer’s Life Insurance Premium Bonuses and on the Tax Gross-Up Bonuses themselves, which bonuses shall be equal to a percentage of such Officer’s Life Insurance Premium Bonuses.  Such percentage shall be selected by the Plan Administrator and may be increased or decreased in the Plan Administrator's reasonable discretion, provided that the percentage selected must be designed to approximately pay the Executive Officer’s federal and state income and employment tax liability on such Officer’s Life Insurance Premium Bonuses and on the Tax Gross-Up Bonuses.  The Tax Gross-Up Bonuses must be paid by the end of the Executive Officer’s taxable year next following the Executive Officer’s taxable year in which the Executive Officer remits the related taxes, as required by Treasury Regulations Section 1.409A-3(i)(1)(v).

III.	BENEFITS

3.1           Employer Provided Benefits.  Subject to the other terms and conditions of the Plan, the Employer shall pay each year the Employer Provided Benefits that are contemplated under the Plan.  The Employer shall not be required to pay any life insurance premium or otherwise support any benefits that are not expressly required under the Plan.

Notwithstanding any other provision hereof, if any payments of Employer Provided Benefits constitute deferred compensation under Code Section 409A and the Treasury Regulations thereunder, and if such payments commence upon Separation from Service of an Executive Officer who is a Specified Employee, then such payments shall not be paid prior to the date that is the first day of the seventh month following the date of the Specified Employee’s Separation from Service, or, if earlier, the date of death of the Specified Employee.  On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his successors shall be paid the amount to which the Specified Employee normally would be entitled hereunder on such date plus the amounts which would have been previously paid to the Specified Employee but for the fact that he was a Specified Employee.  Nevertheless, for all other purposes of this Plan, the payments shall be deemed to have commenced on the date they would have had the Executive Officer not been a Specified Employee.  Specified Employee means an Executive Officer who is a key employee of a public company as defined in Treasury Regulations §1.409A-1(i).

3.2           Executive Officer Provided Benefits.  Upon the Executive Officer’s retirement on or after such Executive Officer’s Normal Retirement Date, such Executive Officer or Assignee shall be entitled, if the Executive Officer Provided Policy then permits, at the Executive Officer's sole cost and at no additional cost to the Employer, to maintain and pay all premiums with respect to the Executive Officer Provided Policy.  Upon such Officer’s retirement, the Employer shall bear none of the cost for such Executive Officer Provided Policy, and all premiums shall be paid to the Insurer directly by the Executive Officer or Assignee.  The Employer shall have no responsibility therefor.  If the Executive Officer or Assignee wishes, in addition to the Employer Provided Benefits, such Executive Officer or Assignee can pay premiums directly to the Insurer prior to such Executive Officer’s retirement.  Such premiums shall not be eligible for Tax Gross-Up Bonuses.

IV.	CONDITION FOR BENEFITS

As a condition to the receipt of benefits under this Plan, each Executive Officer and any Assignee of an Executive Officer must comply with all of such Executive Officer’s and Assignee’s obligations under the Plan, must allocate premiums to investment vehicles under the Insurance Policies in the percentages selected by the Plan Administrator from time to time and must transfer funds among investment vehicles at such times as the Plan Administrator may direct.  Furthermore, each Executive Officer and Assignee shall not (a) surrender the Insurance Policies for their cash values, (b) obtain a loan or cash withdrawal from the policies, (c) collaterally assign the Insurance Policies to secure an indebtedness, (d) change the ownership of the Insurance Policies by endorsement assignment, modification or otherwise, (e) request settlement of the Insurance Policies’ proceeds on the maturity date, if any, under any method of settlement other than one which is in reference to the life of the Executive Officer, or (f) increase the death benefits payable under the Insurance Policies to exceed the death benefits provided for herein, unless, in any such case, the Executive Officer or Assignee first receives the written permission of the Plan Administrator.  The Plan Administrator will grant permission to the Executive Officer to borrow from the Insurance Policies, if permitted by its terms, for purposes of alleviating Hardship, as that term is defined in the Employer's 401(k) plan.  If the Executive Officer or Assignee does not comply with any of such prohibitions, the Employer’s obligations hereunder shall terminate.  As a condition to its obligations to each Executive Officer and Assignee under the Plan, the Employer is entitled to request and receive documentation substantiating the Executive Officer’s or Assignee’s compliance with the conditions of this Article IV, and to receive information regarding the amount of premiums due under the Executive Officer's Insurance Policies and summarizing the benefits payable thereunder.  The Executive Officer and any Assignee shall sign any authorization which may be required by the Insurer.  All conditions applicable to and obligations of the Executive Officer or Assignee hereunder shall cease with respect to the Executive Officer Provided Policy upon such Executive Officer’s Retirement on or after such Officer’s Normal Retirement Date, and such Executive Officer or Assignee, as owner, can exercise all rights with respect to such Policy.

V.	TERMINATION OF BENEFITS

The Employer's obligations to an Executive Officer and Assignee under this Plan shall terminate upon the earlier of (a) an event requiring termination under Article IV, (b) the Executive Officer's termination of employment for reasons other than Disability prior to the Executive Officer's attaining Normal Retirement Age or (c) the Executive Officer's death.  In the event of termination, the Executive Officer or Assignee, as owner of the Insurance Policies, can exercise all rights with respect thereto.

VI.	AMENDMENT AND TERMINATION

6.1           Subject to the provisions of any Change of Control agreement or provision and provided that Code Section 409A and the Treasury Regulations thereunder are complied with, in its sole discretion, the Employer, acting through the Plan Administrator, shall have the right to amend and terminate the Plan.  After amendment, the Employer's future obligations and the Executive Officer's future rights shall be those stated in the amended Plan.  If the Employer amends or terminates the Plan so as to discontinue the Employer Provided Benefits relating to any Insurance Policy, the affected Executive Officer or Assignee shall have no further rights under the Plan with respect to such Policy, but as owner of the Insurance Policy, can exercise all rights with respect thereto.

6.2           The Employer may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

(a)	Liquidation.

Within 12 months of a corporate dissolution of the Corporation taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Executive Officer’s gross income in the latest of (a) the calendar year in which the termination occurs, (b) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, (c) the first calendar year in which the payment is administratively practicable, or (d) if earlier, the taxable year in which the amounts are actually or constructively received by the Executive Officer.

(b)	Change of Control.

Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Treasury Regulations §1.409A-3(g)(i)(5)), if all arrangements sponsored by the Employer which are treated as a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and all Executive Officers in the Plan and all participants in all other plans treated as a single plan are required to receive all amounts deferred under such terminated arrangements within 12 months of the termination of the arrangements.

(c)	Termination of Plans.

                                    In the Employer’s discretion, provided that: (a) the termination does not occur proximate to a downturn in the financial health of the Employer, (b) all arrangements sponsored by the Employer that would be aggregated with the Plan under Reg. §1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (c) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (d) all payments are made within 24 months of the termination of the arrangements; and (e) the Employer does not adopt a new arrangement that under Reg. §1.409A-1(c) that would be aggregated with the Plan if the same service provider participated in both arrangements, at any time within five years following the date of termination of the Plan.

VII.	OTHER PROVISIONS

7.1           Unfunded Plan.  An Executive Officer has only an unsecured right to receive Employer Provided Benefits hereunder as a general creditor of the Employer.

7.2           Nonassignability.  An Executive Officer or such Officer’s Assignee shall have no right to assign, pledge (including as collateral for a loan or security for the performance of an obligation), encumber or transfer such Officer’s rights under this Plan.  Any attempt to do so shall be void.  Nothing in this Section shall prohibit an Executive Officer from assigning such Officer’s ownership in the Insurance Policies themselves, in which case the Executive Officer’s Life Insurance Premium Bonuses shall be with respect to the Insurance Policies owned by the Assignee.

7.3           No Employer Insurance Policy Rights.  The Employer shall have no rights in the Insurance Policies or in the death benefit thereunder, except as otherwise provided in Article IV.

7.4           No Employment Agreement.  No provision of this Plan shall create an employment agreement between any Executive Officer and the Employer nor shall it constitute an amendment to any existing employment agreement.  All Executive Officers shall remain subject to discharge to the same extent as if the Plan had not been adopted.

7.5           Indemnification.  The Employer shall indemnify and hold harmless, to the maximum extent permitted by its By-Laws, each fiduciary of the Plan (as defined in Section 3(21) of ERISA) who is an employee or who is an officer or director of the Employer from any claim, damage, loss or expense, including litigation expenses and attorneys' fees, resulting from such person's service as a fiduciary of the Plan, provided the claim, damage, loss or expense does not result from the fiduciary's gross negligence or intentional misconduct.

7.6           Demand For Benefits.

    (a)     Filing of Claims for Benefits.  Benefits shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary's address and Social Security Number (and evidence of death of the Participant, if needed).  Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits in writing with the Plan Administrator.

    (b)     Notification to Claimant of Decision.

If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Plan Administrator.

If special circumstances require an extension of time for processing the claim, the Plan Administrator will give the claimant a written notice of the extension prior to the end of the initial 90 day period.  In no event will the extension exceed an additional 90 days.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its final decision.

    (c)    Content of Notice.

The Plan Administrator will provide to every claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

(1)	The specific reason or reasons for denial;

(2)	Specific reference to pertinent plan provisions on which denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and

(4)
Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(d)	Review Procedure.

   After the claimant has received written notification of an adverse benefit determination, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, such determination.  The claimant may submit written comments, documents, records, and any other information relevant to the claim for benefits.  The Plan Administrator will provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim for benefits.

    The review will take into account all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

(e)	Decision on Review.

    The decision on review by the Plan Administrator will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review unless the Plan Administrator in its sole discretion determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

    If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

    The decision on review will be in written or electronic form.  In the event of an adverse benefit determination, the decision shall contain:  (a) specific reasons for the adverse determination, written in a clear and simple manner; (b)  specific references to the pertinent plan provisions on which the determination is based; (c) a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (d)  the claimant’s right to bring an action under ERISA Section 502(a).

    (f)    Failure to Establish and Follow Reasonable Claims Procedure.

    In the case of the failure of the Plan Administrator to establish or follow claims procedures consistent with the requirements of Labor Department Regulations Section 2560.503-1, the claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

   (g)  Death Benefit Claim.

                           Notwithstanding the above, any claim for a death benefit under an Insurance Policy shall be filed with the Insurer on the form or forms prescribed for such purposes by the Insurer.  The Insurer shall have sole authority for determining whether a death claim shall or shall not be paid, in whole or in part, in accordance with the provisions of the Insurance Policy.

7.7           Insurer's Liability.  The Insurer is not a party to this Plan.  The Insurer's obligations are set forth in the Insurance Policies.  The Insurer shall not be bound to inquire into or take notice of any of the provisions of this Plan.

7.8           Choice of Law.  This Plan shall be governed by the laws of Louisiana, to the extent not preempted by Federal law.

7.9           Plan Administrator's Duties.  The Plan Administrator shall be responsible for the management and administration of the Plan including the making of timely payments of Employer Provided Benefits.  The Plan Administrator shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan.  The decision of the Plan Administrator relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Plan Administrator may have determined or approved pursuant to the provisions of the Plan.  The Plan Administrator may (a) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons and (b) appoint agents, counsel or other representatives to render advise with regard to any of its responsibilities under the Plan, the costs of which shall be paid by the Employer.

7.10        Agreement to be Bound.  Unless an Executive Officer or Assignee or both return the initial Employer Provided Benefit within 30 days of receipt by such Officer, such Officer’s Assignee, or the Insurer, such Executive Officer and any Assignee will be deemed to have perpetually and irrevocably agreed to be fully bound by all covenants, limitations, conditions, terms and other provisions of the Plan.  The Employer reserves the right to (a) request each Executive Officer and any Assignee to duly execute and deliver from time to time instruments that acknowledge that such Officer and any Assignee are fully bound by the Plan and (b) withhold Employer Provided Benefits hereunder if such Officer and any Assignee do not sign such instrument.

7.11        Gender.  All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan on this 3rd day of April, 2008.

                                                                                  CENTURYTEL, INC.

                              _________________________
                                                                                  By: /s/ R. Stewart Ewing, Jr.
                                                                                  Print Name:  R. Stewart Ewing, Jr.
                                                                                  Title: EVP and CFO